Exhibit 99.1

BreitBurn Energy Partners L.P. to Enter the Permian Basin with Acquisitions of Oil and Gas Properties in the Wolfberry Trend Totaling Approximately $220 Million

LOS ANGELES, May 10, 2012 — BreitBurn Energy Partners L.P. (the "Partnership") (NASDAQ:BBEP) today announced it has signed two separate agreements to acquire oil and natural gas properties located in the Permian Basin in Texas for a combined price of approximately $220 million, subject to customary closing conditions and purchase price adjustments. The acquisitions will be funded with borrowings under the Partnership’s existing bank credit facility and are expected to close within 60 days.

Hal Washburn, BreitBurn's CEO said, “We are very pleased to announce two attractive acquisitions that give us entry into the Permian Basin, an area of strong interest for the Partnership. These acquisitions will expand our geographic presence to seven states, further increase our exposure to oil, and give us the opportunity to leverage the expertise of a strong operator as we build a local team. The properties are excellent MLP assets that have significant recoverable oil in place and predictable development drilling outcomes with over 160 potential drilling locations. We believe the acquisitions will be immediately accretive to distributable cash flow per unit upon closing.”

Highlights of the combined acquisitions include:

— Current net production of approximately 2,100 Boe/day (56% oil)

— Estimated proved reserves of approximately 9.5 MMBoe

— Estimated reserve life index of over 13 years based on estimated proved reserves

— Approximately 40 existing wells and over 160 potential drilling locations

— Net acreage position of approximately 4,600 acres

— Low lifting costs of approximately $6.00 per Boe

— Oil price received is currently WTI less approximately $3.00 per barrel of oil

About BreitBurn Energy Partners L.P.

BreitBurn Energy Partners L.P. is a publicly-traded independent oil and gas limited partnership focused on the acquisition, exploitation, development, and production of oil and gas properties. The Partnership’s producing and non-producing crude oil and natural gas reserves are located in Michigan, Wyoming, California, Florida, Indiana and Kentucky. See www.BreitBurn.com for more information.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements relating to the Partnership’s operations that are based on management's current expectations, estimates and projections about its operations. Words and phrases such as “expected,” “estimated,” “future,” “believe,” “potential,” “will be” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. These include risks relating to the Partnership’s financial performance and results, availability of sufficient cash flow and other sources of liquidity to execute our business plan, prices and demand for natural gas and oil, increases in operating costs, uncertainties inherent in estimating our reserves and production, our ability to replace reserves and efficiently develop our current reserves, political and regulatory developments relating to taxes, derivatives and our oil and gas operations, risks relating to our acquisitions, and the factors set forth under the heading “Risk Factors” incorporated by reference from our Annual Report on Form 10-K filed with the Securities and Exchange Commission, and if applicable, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, the Partnership undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

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Estimated Proved Reserves

Reserve engineering is a complex and subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment.  As a result, estimates prepared by one engineer may vary from those prepared by another.  The estimate of reserves contained in this press release was internally prepared based on information available through the acquisition process.  Estimates of proved reserves for our oil and gas properties for year end 2012 will be prepared by independent reserve engineers using the information available at that time.  Upon completion of such a review, our independent engineers’ estimate of these proved reserves as of December 31, 2012 could be materially different from our management’s estimates of such reserves as described above.

Investor Relations Contacts:

James G. Jackson

Executive Vice President and Chief Financial Officer

(213) 225-5900 x273

or

Jessica Tang

Investor Relations

(213) 225-5900 x210

BBEP-IR

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